UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant     [x]
Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

TENDERCARE INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.: Schedule 13E-3

	(3)	Filing Party: TenderCare International, Inc.

	(4)	Date Filed: December 13, 2005

3925 N. Hastings Way
Eau Claire, Wisconsin 54703
(715) 833-1750

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held February [•], 2006

10:00 a.m. Central Daylight Time

To our Shareholders:

       We strongly encourage your participation in a Special Meeting of Shareholders of TenderCare International, Inc. (the "Company"), which will be held at the Company's executive offices located at 3925 North Hastings Way, in Eau Claire, Wisconsin, on February [•], 2006, at 10:00 a.m. Central Daylight Time, for the following purposes:

1.

To approve, pursuant to Section 7-106-105 of the Colorado Business Corporations Act, subject to final action by our Board of Directors, a 1 for 25,000 reverse stock split of our Common Stock, with the result that (i) holdings prior to such split of fewer than 25,000 shares of Common Stock will be converted to a fractional share, which will then be immediately cancelled and converted into a right to receive the cash consideration described in the attached Proxy Statement, and (ii) after these cancellations, we will have fewer than 300 record shareholders allowing us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, and thus avoid the costs associated with being a public reporting company; and

2.	To transact such other business as may properly come before the meeting.

       As of the record date, [•] shares of our Common Stock were outstanding and Mr. Ed Reiss and Ms. Brenda Schenk beneficially owned an aggregate of 3,815,429, or approximately 50.9%, of our outstanding shares. Both Mr. Reiss and Ms. Schenk have indicated that they will vote all of their shares in favor of the reverse stock split proposal, thereby ensuring that the reverse stock split proposal will be approved by the requisite shareholder vote under Colorado law.

       A Proxy Statement describing the reverse split proposal to be acted upon at the meeting is enclosed.

       Our Board of Directors has designated February [•], 2006 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

OUR BOARD OF DIRECTORS WOULD LIKE TO EMPHASIZE THE IMPORTANCE OF EXERCISING YOUR RIGHTS AS SHAREHOLDERS TO VOTE ON THE PROPOSAL DESCRIBED IN THE ENCLOSED PROXY STATEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REVERSE STOCK SPLIT.

YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

January [•], 2006	/s/ Edward Riess
Co-Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of TenderCare International, Inc.:

       The Special Meeting of Shareholders (the "Special Meeting") of TenderCare International, Inc. (the "Company") will be held at the Company's executive offices located at 3925 North Hastings Way, in Eau Claire, Wisconsin, on February [•] 2006, at 10:00 a.m. Central Daylight Time, for the following purposes:

1.

to approve, pursuant to Section 7-106-105 of the Colorado Business Corporations Act, subject to final action by our Board of Directors, a 1 for 25,000 reverse stock split of our Common Stock, with the result that (i) holdings prior to such split of fewer than 25,000 shares of Common Stock will be converted to a fractional share, which will then be immediately cancelled and converted into a right to receive the cash consideration described in the attached Proxy Statement, and (ii) after these cancellations, we will have fewer than 300 record shareholders allowing us to deregister the Common Stock under the Securities Exchange Act of 1934, and thus avoid the costs associated with being a reporting company; and

2.	to transact such other business as may properly come before the meeting.

       A proxy card is included with this Proxy Statement mailing.  In accordance with the Company's Bylaws, the Board of Directors has fixed the close of business on February [•], 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.

       Your proxy is important.  Even if you hold only a few shares, and whether or not you expect to attend the Special Meeting in person, you are requested to date, sign, and mail the proxy card you receive in the postage-paid envelope that is provided.  If you wish to have someone other than the persons named on the enclosed proxy card vote for you, you may cross out their names on your proxy card and insert the name of another person who will be at the meeting. You then must give your signed proxy card to that person; otherwise he or she cannot vote on your behalf at the meeting.  The giving of your proxy will not affect your right to vote the shares you hold in your own name if you decide to attend and vote at the meeting.

       This notice is given pursuant to direction of the Board of Directors.

/s/ Edward Reiss
January [•], 2006	Co-Chief Executive Officer

PROXY STATEMENT

       This Proxy Statement is furnished to shareholders of TenderCare International, Inc. (the "Company") in connection with the solicitation of proxies for use at a special meeting of shareholders (the "Special Meeting") to be held on February [•], 2006, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The record date for determining shareholders entitled to vote at the Special Meeting is the close of business on February [•], 2006 (the "Record Date").

       Your proxy is solicited by our Board of Directors. A proxy card is included with this Proxy Statement mailing. If your shares are registered in your name, the proxy card shows the number of shares of Company common stock, par value $0.01 per share ("Common Stock"), that you own as of the Record Date. As explained in the accompanying notice, you must mail your proxy card in sufficient time for it to be received by the Company's stock transfer agent before the close of business on February [•], 2006.

       Please complete and sign the enclosed proxy card and return it to the Company as soon as possible. If you change your mind after you return your proxy card, you can revoke it at any time, including at the Special Meeting. You may revoke your proxy by mailing a second (or subsequent) proxy card to the Company's stock transfer agent for receipt prior to the Special Meeting, or by voting on the ballot provided to shareholders at the Special Meeting. Unless a proxy is revoked, all proxy cards that are properly executed and received at or prior to the Special Meeting will be voted in accordance with what is written on the cards. Unless a contrary instruction is indicated in the proxy card, or if the proxy card is properly executed but the voting "box" is left blank, it will be voted FOR the approval of the reverse stock split and in the discretion of the person(s) named as the proxy if any other business properly comes before the Special Meeting.

       The Notice of Special Meeting, this Proxy Statement, and the enclosed proxy card initially were mailed in a single envelope to shareholders on or about January [•], 2006. The Company has borne the cost of preparing, assembling, and mailing these items. Our directors, officers, and employees may solicit proxies on behalf of the Company by telephone and personal interview without special compensation.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved the Plan or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Plan or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is January , 2006.

VOTING SECURITIES OF THE COMPANY

       Holders of the Company's Common Stock issued and outstanding as of the Record Date are entitled to vote at the Special Meeting. There were [•] shares of Common Stock issued and outstanding as of the Record Date. Each share of Common Stock is entitled to one vote per share. Our Bylaws provide that the holders of Common Stock with a majority of the voting power of the outstanding shares entitled to a vote at the meeting must be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Assuming that such a quorum is present for the Special Meeting, to effectuate a reverse stock split, the affirmative vote of the holders of a majority of the voting power of the Company's Common Stock is required. Abstentions and broker non-votes will be counted as present for the purpose of computing the quorum, but will not be counted as affirmative votes.

FORWARD-LOOKING STATEMENTS

       Certain statements in this Proxy Statement, including, without limitation, statements preceded by, or predicated upon the words "anticipates," "appears," "believes," "expects," "estimated," "hopes," "plans," "should," "would" or similar words constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or industry results to differ materially from any future results, performance or achievements expressed or implied herein.

CERTAIN DEFINITIONS

       In this Proxy Statement, when we refer to "TCI," "the Company," "our Company," "we," "our" and "us," we are referring to TenderCare International, Inc., a Colorado corporation. We may refer to the board of directors of TCI as "our Board of Directors" or "the Board of Directors." We refer to the common stock of TCI, par value $0.01 per share, as "Common Stock", or "our Common Stock." When we refer to "the Reverse Split," we are referring to the 1 for 25,000 reverse stock split of our Common Stock described in this Proxy Statement." The date on which the reverse stock split takes effect following receipt of shareholder approval and final action by our Board of Directors, is referred to herein as the "Effective Time."

We refer to you as "a Continuing Shareholder" in the Reverse Split if immediately prior to the Effective Time you hold 25,000 or more shares of Company Common Stock in a discrete account. We refer to you as "a Cashed Out Shareholder" in the Reverse Split if you receive cash consideration in connection with the Reverse Split with respect to any discrete account in which immediately prior to the Effective Time you hold less than 25,000 shares of Company Common Stock or in which the number of shares you hold is greater than 25,000 but not evenly divisible by 25,000. If you are both a Continuing Shareholder and you receive cash consideration in the Reverse Split in lieu of fractional shares, then you are referred to as "a Cashed Out Shareholder" with respect only to the fractional shares for which you received cash consideration.

SUMMARY TERM SHEET

       This summary term sheet, including the "Questions and Answers About the Meeting and Reverse Split" section that follows, highlights selected information from the attached Proxy Statement for the 2006 Special Meeting of our shareholders and addresses the material terms of the Reverse Split described below. For a complete description of the reverse stock split, you should carefully read the Proxy Statement. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Proxy Statement.

▪     The Reverse Split (page 20)

Our Board of Directors has authorized, subject to shareholder approval and subsequent final action by our Board of Directors, a 1 for 25,000 reverse stock split of our Common Stock. At the Effective Time of the Reverse Split, our shareholders will have the right to receive one share of our Common Stock for every 25,000 shares of our Common Stock held in a discrete account immediately prior to the Effective Time of the Reverse Split. No fractional shares will be issued in connection with the Reverse Split. In lieu of fractional shares, shareholders will receive a cash payment equal to $0.226 for each corresponding share of our Common Stock held by such shareholder in a discrete account immediately prior to the Effective Time of the Reverse Split.

If consummated, the Reverse Split would be part of a "going private" plan. Following the reverse stock split, we expect there to be fewer than 300 holders of record of our Common Stock, making us eligible to terminate the registration of our Common Stock under the Securities Exchange Act of 1934 ("Exchange Act"). We will then file a Form 15 with the Securities and Exchange Commission (the "SEC"), terminating the registration of our Common Stock, and our duty to file reports with the SEC under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended ("SEC Reporting Obligations"), will cease, and we will no longer be a reporting company. We will continue operations as a non-reporting corporation. For detailed information concerning the purpose, reasons for and effect of the Reverse Split, see "Advantages of the Proposal - Cost Savings."

▪     Recommendation of our Board of Directors; Fairness of the Reverse Split (page 13)

       After careful consideration of the various factors relating to the advisability and fairness of the Reverse Split, the cash consideration to be paid to shareholders for fractional shares resulting from the Reverse Split, and the benefits and consequences of the Reverse Split, our Board of Directors, including our sole independent director, determined that the Reverse Split is substantively and procedurally fair to, and in the best interests of, the Company's unaffiliated shareholders, whether they are cashed out or remain as shareholders of the Company. In determining the price to be paid for fractional shares, our Board of Directors considered the oral and written report of its independent financial advisor regarding the Company's valuation. For additional information concerning the fairness of the Reverse Split and the Board of Directors' approval of the Reverse Split, see "Special Factors-Reasons for the Reverse Split," "Special Factors-Factors Considered by the Board of Directors as to the Fairness of the Reverse Split" and "Special Factors-Effects of the Reverse Split on the Company."

  Certain Negative Aspects of the Reverse Split (page 13)

       Factors relating to the Reverse Split that may not be favorable include:

following the Reverse Split, the Company will cease its SEC Reporting Obligations, which could result in the market for the shares of the Company's Common Stock becoming less active;

following the Reverse Split and termination of the Company's SEC Reporting Obligations, the Company will no longer file reports with the SEC. As a result, after the Reverse Split, those remaining shareholders will not receive the benefit of the information provided to shareholders of a company subject to SEC Reporting Obligations, including, but not limited to, certain corporate governance, reporting, and management certifications required under the Sarbanes-Oxley Act of 2002 (the "Sarbanes Oxley Act") and disclosure and liability applicable to reports and statements made pursuant to the requirements of the Exchange Act; and

as a result of the Reverse Split, shareholders who are cashed out will have no further interest in the Company with respect to their cashed out shares, and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares.

  Reservation of Right to Abandon the Reverse Split (page 11)

       Our Board of Directors has retained the right to abandon the Reverse Split, even though approved, if it determines prior to the Effective Time of the Reverse Split that the Reverse Split is not then in the Company's best interest or the best interest of the Company's shareholders. Among the circumstances our Board of Directors may consider in reaching a decision to abandon the Reverse Split is if the transaction becomes too expensive or there is a risk that it will not result in a reduction in the number of record holders to fewer than 300, which is required for the Company to file a Form 15 with the SEC and the termination of its SEC Reporting Obligations. For additional information concerning the Board of Directors' right to abandon the Reverse Split, see "Special Factors-Structure of the Reverse Split."

  Shareholder Approval (page 1)

       Under Section 7-106-105 of the Colorado Business Corporations Act (the "CBCA"), the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company's Common Stock is required to effect the Reverse Split. The Board of Directors has unanimously approved the effectuation of the Reverse Split. Our Board of Directors has fixed the close of business on February [•], 2006 as the record date for determining which shareholders would be entitled to notice of and to vote at the Special Meeting. On that date, [•] shares of the Company's Common Stock, were outstanding.

       The officers and directors of the Company have indicated that they intend to vote for approval of the Reverse Split. As of the February [•], 2006 record date, the Company's officers and directors owned an aggregate of [3,815,429] shares of our Common Stock, representing 51% of our outstanding Common Stock. Thus, as of the Record Date, the officers and directors of the Company, all of whom have expressed their intent to vote their shares in favor of the Reverse Split, held sufficient voting power to ensure approval of the Reverse Split.

  Source of Funds for the Reverse Split (page 22)

       The Company plans to finance the Reverse Split from a combination of its available cash and cash equivalents. To the extent that cash and cash equivalents are not sufficient, the Company will fund the balance of payments related to the Reverse Split with debt financing provided by Mr. Reiss and Ms. Schenk. For more information, see "The Reverse Split-Source of Funds and Financial Effect of the Reverse Split."

  Market Information for Our Common Stock (page 25)

       The Company's Common Stock is currently traded over-the-counter on the OTC Bulletin Board ("OTCBB") under the symbol "TCAR.OB." Upon completion of the Reverse Split and filing Form 15 with the SEC, trading of the Common Stock may continue through the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com.

       On January [•], 2006, the last trading price for the Company's Common Stock was $0.[•]. For price ranges of the Common Stock, see "Market Prices for Our Common Stock and Dividend Policy."

  Certain Material Federal Income Tax Consequences (page 22)

       The Company believes the Reverse Split will be treated as a tax-free "recapitalization" for federal income tax purposes, which will result in no material federal income tax consequences to the Company. Depending on each shareholder's individual situation, the Reverse Split may give rise to certain income tax consequences for such shareholder. For additional information concerning the potential federal income tax consequences of the Reverse Split, see "Special Factors-Material Federal Income Tax Consequences."

  Appraisal and Dissenters' Rights (page 24)

If we effect the Reverse Split, Cashed Out Shareholders are entitled to assert dissenter's rights and obtain payment of the fair value, under Article 113 of the CBCA, of the shares converted to cash. See "Appraisal and Dissenters' Rights."

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSAL

Q: WHAT IS THE TIME AND LOCATION OF THE SPECIAL MEETING?

A: The Special Meeting will be held at the Company's executive offices located at 3925 North Hastings Way, in Eau Claire, Wisconsin, on February [•], 2006, at 10:00 a.m. Central Daylight Time.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: You are being asked to vote on the approval of a proposal that will provide for a 1 for 25,000 reverse stock split of our Common Stock and to transact such other business as may properly come before the meeting.

Q: WHAT DOES IT MEAN TO "GO PRIVATE"?

A: If the Reverse Split is consummated, we will have fewer than 300 holders of record, and we will be eligible to terminate the registration of our Common Stock under the Exchange Act. This type of transaction is referred to as "going private" because we will no longer be required to file periodic and annual reports with the SEC or make other Exchange Act filings or be required to comply with the requirements of the Sarbanes−Oxley Act. After "going private," our Common Stock will no longer be quoted on the OTCBB, though it might be quoted on the Pink Sheets ( www.pinksheets.com ) for some period of time. Additionally, shares of our Common Stock could trade in privately negotiated sales. If we are solicited by one or more qualified brokerage firms about making a market in our Common Stock and obtaining Company information so that the brokerage firm can file Form 211 with the NASD and trade the stock under Rule 15c2-11, then our Board of Directors will consider such request at the time it is made, balancing the potential benefits to shareholders of such public trading with the costs, effort and other potential liabilities involved.

Q: WHAT ARE THE BENEFITS OF "GOING PRIVATE"?

A: The benefits of terminating our registration under the Exchange Act include:

  Eliminating the costs associated with filing documents under the Exchange Act with the SEC, including but not limited to reporting transactions of our executive officers, directors, and 10% shareholders relating to our Common Stock;

  Eliminating the costs of compliance with the Sarbanes−Oxley Act and related regulations including but not limited to Section 404, which requires companies to establish costly systems of internal controls over financial reporting and provide annual assessments of the efficacy of such controls;

  Reducing the direct and indirect costs of administering our shareholder accounts and responding to shareholder requests;

  Affording our shareholders who hold fewer than 25,000 shares immediately before the Reverse Split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs;

  Permitting our management to focus its time and resources on our long−term business goals and objectives; and

  We will no longer be subject to the liability provisions of the Exchange Act; we will no longer be subject to the restrictions and requirements of the Sarbanes−Oxley Act; and our officers will no longer be required to certify the accuracy of our financial statements.

Q: WHAT ARE THE DISADVANTAGES TO "GOING PRIVATE"?

A: Some of the disadvantages include:

  Shareholders owning fewer than 25,000 shares of our Common Stock before the Reverse Split will not have an opportunity to liquidate their shares after the Reverse Split at a time and for a price of their own choosing; instead, they will be cashed out and will no longer be our shareholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value.

  Shareholders who will continue to be our shareholders following the Reverse Split will no longer have available all of the information regarding our operations and results that is currently available in our filings with the SEC, although, as indicated above, we may elect to provide the necessary information to a brokerage firm if a firm expresses interest in quoting our common stock in the Pink Sheets;

  Because our shares following the Reverse Split will no longer be quoted on the OTCBB and even though they may be quoted in the Pink Sheets, the effect will be a significant reduction in liquidity;

  We may have less flexibility in attracting and retaining executives and other employees because equity−based incentives (such as stock options, if we choose to use them) tend not to be viewed as having the same value in a non−reporting company; and

  We will be less likely to be able to use our shares of our Common Stock for acquisitions of operating companies or assets.

See "Special Factors -- Certain Negative Aspects of the Reverse Split."

Q: IS IT POSSIBLE THAT THE NUMBER OF HOLDERS OF RECORD WILL AGAIN REACH 300, THEREBY MAKING US A REPORTING COMPANY AGAIN?

A: Unless our assets come to exceed $10 million at the end of a fiscal year, we would not have to re-register under the Exchange Act unless the number of holders of record of our Common Stock went above 500 holders.

Q: WHAT ARE SOME OF THE REASONS FOR TERMINATING REGISTERING NOW?

A: Our Board of Directors believes that, for the past several years, neither the Company nor its shareholders have derived any material benefit from our status as a public reporting company. Notwithstanding the direct financial burden of being a public reporting company, the low trading volume in our Common Stock has not provided significant liquidity to our shareholders. The Company has also found it difficult to use shares of our Common Stock as consideration for acquisitions or other transactions and our Board of Directors does not believe that we will be able to do so in the foreseeable future. Finally, the low trading volume has historically resulted in substantial spikes in the trading price on the OTCBB when actual trades are made, leading to arbitrary and unfair treatment of shareholders buying and selling Common Stock. All of these factors, when considered in the context of the dramatic increases in the costs of being publicly held on account of the Sarbanes-Oxley Act, make this an especially appropriate time to deregister our Common Stock. See information in the section "Background of the Proposal."

Q: AS A SHAREHOLDER, WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If the Reverse Split is consummated and you own fewer than 25,000 shares of our Common Stock at the Effective Time of the Reverse Split, you will receive a cash payment, without interest, as payment for the shares of Common Stock that you own prior to the Reverse Split and you will cease to be our shareholder. Our Board of Directors has set the cash consideration to be paid to our shareholders who hold a fraction of one share in any discrete account after the Reverse Split to be $0.226 ("Purchase Price") for each corresponding share of our Common Stock held immediately prior to the Effective Time of the Reverse Split. The Purchase Price represents an amount equal to the "fair value" per share of our Common Stock as of August 18, 2005 as determined by an independent financial advisor engaged by our Board of Directors in connection with the Reverse Split. In addition, the Purchase Price represents a premium to the average market price for our Common Stock for the 30-day period immediately preceding the date of the financial advisor's report. Our Board of Directors established the Purchase Price in good faith, based upon fairness and other factors it deemed relevant, as described in more detail in the section "Fairness of the Reverse Split."

Q: IF I OWN FEWER THAN 25,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A SHAREHOLDER AFTER THE TRANSACTION?

A: If you currently own fewer than 25,000 shares of our Common Stock, you can continue to be our shareholder after the Effective Time of the Reverse Split by purchasing, in the open market or in private purchases, enough additional shares to cause you to own a minimum of 25,000 shares in a single account immediately prior to the Effective Time. However, we cannot assure you that any shares will be available for purchase prior to the Effective Time.

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 25,000 SHARES?

A: If you currently own 25,000 or more shares, you can receive cash for shares you own as of the Effective Time of the Reverse Split if you reduce your ownership of our Common Stock to fewer than 25,000 shares by selling a portion of such shares in the open market or otherwise transferring them. However, we cannot assure you that any purchaser for your shares will be available prior to the Effective Time.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 25,000 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 25,000 SHARES OF RECORD IN MY NAME AND FEWER THAN 25,000 SHARES WITH MY BROKER IN "STREET NAME"?

A: An example of this would be that you have 20,000 shares registered in your own name with our transfer agent and you have 5,000 shares registered with your broker in "street name." Accordingly, you are the beneficial owner of a total of 25,000 shares, but you do not own 25,000 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 5,000 shares you hold of record. You will also receive cash for the 20,000 shares held in street name. You can avoid this result by consolidating your holdings of 25,000 or more shares in a single account prior to the Effective Time of the Reverse Split.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: Shareholders who do not receive any cash as a result of the Reverse Split should not recognize any gain or loss as a result of the Reverse Split. For shareholders who will continue to be our shareholders after the transaction, their tax basis and holding period in the shares of our Common Stock should remain unchanged after the Reverse Split, except to the extent they receive cash consideration in lieu of fractional shares. Shareholders who will be paid cash for all or a portion of their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such shareholder and the aggregate adjusted tax basis of the shares of Common Stock converted to cash. While we do not purport to provide personal tax advice to any shareholder, a summary of the material tax consequences of the Reverse Split can be found in the section "Certain Material Federal Income Tax Consequences."

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

A: Yes, under the CBCA, those shareholders whose fractional shares are cancelled and repurchased after the Reverse Split are entitled to dissenters' rights in connection with the Reverse Split with respect to those shares converted to cash. See "Appraisal and Dissenters' Rights."

Q: WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

A: Our Board of Directors has determined that the Reverse Split is advisable and in the best interests of our shareholders. Our Board of Directors has therefore unanimously approved the Reverse Split and recommends that you vote "FOR" approval of this matter at the Special Meeting. See "Recommendation of our Board of Directors."

Q: WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD'S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE SPLIT?

A: In addition to considering the advantages and disadvantages of the Reverse Split discussed above, our Board of Directors based its recommendation to approve such transaction on the following:

  The unanimous determination of our Board of Directors that the Reverse Split is in the Company's best interest and is substantively and procedurally fair to all of our shareholders, including the proposed cash consideration to be paid to our shareholders who own fewer than 25,000 shares of our Common Stock immediately before the Effective Time of the Reverse Split;

  The opinion of an independent financial advisor that the Purchase Price represents the fair value per share of our Common Stock as of August 18, 2005; and

  Our expectation that, in the absence of the Reverse Split, attempts by our shareholders to achieve liquidity are likely to be frustrated due to the low average daily trading volume of shares of our Common Stock, where only a small number of shares can be purchased or sold without the risk of significantly increasing or decreasing the trading price.

Q: WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT?

A: Based on the Purchase Price and our review of our shareholders' register, we estimate that we will pay approximately $268,526.04 to cash out fractional shares. We also expect to incur at least $40,000 in legal fees and other costs to effect the proposed transaction. This amount could be larger or smaller if the number of fractional shares that will be outstanding upon the Reverse Split changes as a result of purchases or sales of shares of our Common Stock.

Q: WHAT SHARES CAN I VOTE?

A: You may vote all shares of our Common Stock that you own as of the close of business on the record date, which is February [•], 2006. These shares include (1) shares held directly in your name as the "holder of record," and (2) shares held for you in "street name" as the "beneficial owner" through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in street name, you should contact them prior to voting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Once the Reverse Split is consummated, we will send instructions on where to send your stock certificates and how you will receive any cash payments you may be entitled to receive. If you are a shareholder who will not be entitled to any cash payments, you may, but need not, send in your stock certificate(s) for issuance of a new stock certificate representing the lower, post-split, number of shares you will hold following the Reverse Split. If you fail to surrender your pre-split stock certificate(s), that certificate will represent your ownership of the post-split shares, which will be less than the number of shares set forth on the pre-split certificate.

Q: CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A: Whether you hold your shares directly as the shareholder of record or beneficially in "street name," you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in "street name," by signing the voting instruction card sent to you by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "HOW ARE VOTES COUNTED?"

Q: CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote only by submitting new voting instructions to your broker or nominee. Shares held in street name may not be voted by you at the meeting other than through voting instructions submitted to your broker or nominee before the meeting.

Q: WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE SPLIT?

A: Approval of the Reverse Split will require the affirmative vote of a majority of the shares represented in person or by proxy at the Special Meeting.

Q: HOW ARE VOTES COUNTED?

A: You may vote "FOR," "AGAINST" or "ABSTAIN" on the Reverse Split. If you sign and date your proxy card with no further instructions, your shares will be voted "FOR" the approval of the transaction, all in accordance with the recommendations of our Board of Directors.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8−K filed with the SEC or by amending the Schedule 13E-3 filed in connection with the Reverse Split.

Q: IF THE REVERSE SPLIT IS APPROVED BY SHAREHOLDERS, DOES IT HAVE TO BE DECLARED BY OUR BOARD OF DIRECTORS?

A: Yes. While our Board of Directors may proceed with the Reverse Split at any time without further notice to or action on the part of our shareholders, the Board of Directors may also determine to delay or abandon the declaration of the Reverse Split based on new or changed circumstances that, in its sole discretion, it believes merit such delay or abandonment.

Q: HOW WILL WE OPERATE AFTER THE TRANSACTION?

A: If the Reverse Split is consummated, and assuming that we have fewer than 300 holders of record after the transaction, we will deregister and no longer be subject to the SEC Reporting Obligations applicable to public reporting companies. As a result, our Common Stock will no longer be quoted on the OTCBB. On the other hand, we do not anticipate that the Reverse Split will have any effect in the conduct of our operations or business other than the cost savings anticipated from the discontinuation of compliance with SEC Reporting Obligations. In all other material respects, our business and operations should continue as they are currently being conducted.

PROPOSAL NO. 1

TO EFFECT A REVERSE STOCK SPLIT

We are asking shareholders to approve the Reverse Split. The purpose of the Reverse Split is to reduce the number of shareholders of our Common Stock below 300, thereby allowing the Company to terminate the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of terminating registration, we will no longer be required to comply with SEC Reporting Obligations and can continue future operations as a non-reporting company. Thus, we will no longer bear the costs and administrative burdens associated with operating as a public reporting company subject to the SEC Reporting Obligations or the provisions of the Sarbanes-Oxley Act. If the Reverse Split is approved, our shareholders who own 25,000 or more shares of our Common Stock in a discrete account immediately prior to the Effective Time of the Reverse Split will continue to be our shareholders. Those Continuing Shareholders will receive a cash payment for their fractional shares with respect to their accounts in which the number of shares held immediately prior to the Effective Time is not divisible by 25,000. Our shareholders who own fewer than 25,000 shares of our Common Stock in any discrete account immediately prior to the Effective Time of the Reverse Split will receive a cash payment for their fractional shares and will cease to be our shareholders. Our Board of Directors has set the cash consideration to be paid to shareholders receiving cash payments in the Reverse Split in lieu of fractional shares to be $0.226 (the "Purchase Price") per share for each corresponding share of our Common Stock held immediately prior to the Effective Time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ONE FOR 25,000 REVERSE STOCK SPLIT.

SPECIAL FACTORS

PURPOSE OF THE PROPOSAL

The primary purpose of the Reverse Split is to enable us to reduce the number of our holders of record to fewer than 300. This will allow us to terminate the registration of our Common Stock under Section 12(b) of the Exchange Act and suspend our SEC Reporting Obligations and compliance with the Sarbanes-Oxley Act, thereby relieving us of the costs and administrative burdens associated with operating as a company subject to the SEC Reporting Obligations. The Reverse Spilt will also relieve the Company of the administrative burden of having a significant number of holders of a small number of shares.

BACKGROUND OF THE REVERSE SPLIT

During the past two years, our Board of Directors and management have discussed the relative benefits and costs of continuing our status as a reporting company. A key factor in our Board of Directors' considerations was the substantial downsizing of the Company undertaken in 2001 to address losses resulting from our diaper manufacturing operations. See "Special Factors - Reasons for the Reverse Split." Our Board of Directors acknowledged that, while the sale relieved the Company of the prospect of further losses and possible bankruptcy, it substantially reduced the market capitalization of the Company. Our Board of Directors further acknowledged that as a consequence of the reduction in our market capitalization, trading volume in the Common Stock declined.

In recent years, our Common Stock has attracted virtually no market research attention. There have been consistently low trading volumes resulting in a highly inefficient market for our shares. The low trading volumes and market capitalization have also limited our ability to use our Common Stock as a significant part of our employee compensation and incentives strategy or as consideration for acquisitions. Our Board of Directors has not raised any capital through sales of equity securities in a public offering in many years and has no plans to do so in the foreseeable future. Also, our Board of Directors has determined that given our size and the absence of sustained interest by securities research analysts and other factors, we have not enjoyed an appreciable enhancement in our Company image, which usually results from having reporting company status.

We incur substantial direct and indirect costs associated with the SEC Reporting Obligations imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act. Historically, we have also incurred substantial indirect costs as a result of, among other things, the management time expended to prepare and review our public filings.

In light of these circumstances, our Board of Directors believes that it is in our best interest to undertake the Reverse Split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the Sarbanes-Oxley Act.

Our Board of Directors began considering the issues that led to this proposal over the past two to three years. At that time, officers and directors began to evaluate whether we were achieving the benefits of being a publicly traded company when weighed against the costs of maintaining our SEC Reporting Obligations, coupled with the limited liquidity and trading volatility associated with the limited trading volume of our Common Stock. Our Board of Directors also consulted with counsel about alternatives and procedures for deregistering our shares.

Finally, at a special meeting of the Board of Directors on June 9, 2005, our Board of Directors agreed that the increasing costs of operating as a reporting company warranted deregistering our shares of Common Stock and that the most viable alternative to achieve that deregistration was a reverse stock split. After full discussion and consultation with professional advisors, our Board of Directors approved the Reverse Split. Contemporaneously, our Board of Directors approved the engagement of Appraisal Excellence, LTD, an independent professional valuation organization (the "Financial Advisor"), to assist our Board of Directors in determining the price to be paid for fractional shares. The Financial Advisor's engagement letter, dated June 10, 2005, included estimated fees between $4,500 and $7,000 for professional and administrative services incurred in connection with the report. As of the date of this Proxy Statement, the Company has paid fees of $10,000 for services provided by the Financial Advisor.

We filed a Current Report on Form 8-K with the SEC announcing the Reverse Split on June 13, 2005.

On August 19, 2005, the Financial Advisor provided a draft copy of its report to our Board of Directors. At a special meeting of our Board of Directors held that same day, our Board of Directors discussed the draft report, the fair value per share determination and the underlying analysis. The Financial Advisor delivered his final report on August 20, 2005.

At a meeting of our Board of Directors held on August 22, 2005, our Board of Directors further considered the report regarding the valuation of our Common Stock. Among other things, the directors reviewed the assumptions and limitations noted in the report, the valuation methodologies used and the relationship between the fair valued price determined as of August 18, 2005 and the market price of the Common Stock. Our Board of Directors concluded that the methodologies employed by the Financial Advisor and the analysis undertaken were reasonably designed to determine the fair value of the Common Stock

Our Board of Directors then considered the price to be paid to those shareholders to be cashed out in the Reverse Split, beginning their discussion with considering the advisability of setting the cash price per share at the fair value price of $0.226 per share as determined by the Financial Advisor. Among other things, our Board of Directors expressed its desire that Cashed Out Shareholders receive a fair price for fractional shares. Our Board of Directors further expressed its desire, taking into account the interests of continuing shareholders, that the price per share paid to Cashed Out Shareholders not be excessive. Our Board of Directors then considered the advisability of paying a price per share that was a premium to or a discount to the fair value price per share determined by the Financial Advisor. Among other things, in considering factors impacting the fairness of a premium or a discount, our Board of Directors observed:

  The analysis set forth in the Financial Advisor's report provided a reasonable basis for determining the fair value per share.

  Nothing in TCI's near term operating projections indicated that it was appropriate to adjust the Financial Advisor's fair value determination.

  Cashed out shareholders would receive cash without paying transaction costs.

  Those shareholders who wished to avoid being cashed out could purchase additional shares in the market.

In addition, our Board of Directors considered whether the fair value per share of $0.226 reflected the current value of the Company. After full discussion, our Board of Directors concluded that the fair value determined as of August 18, 2005, fairly represented the value of the Company. In reaching this decision, our Board of Directors considered, among other things:

  Management's opinion that the forecasts and projections of the Company's performance had not changed materially from those reflected in the data provided to the Financial Advisor

  The fair value as of August 18, 2005, $0.226, represents a premium of up to 28% over the closing price of the Common Stock during the fiscal quarter ended September 30, 2005.

After engaging in a full discussion, our Board of Directors concluded that the fair value per share of $0.226 as of August 18, 2005, as determined by the Financial Advisor, was a fair price to be paid to Cashed Out Shareholders. In establishing the price per share to be paid to Cashed Out Shareholders, our Board of Directors agreed that both affiliated and unaffiliated shareholders would be treated the same in the transaction -- fractional shares held by board members and officers of TCI would be cashed out in the transaction. Our Board of Directors concluded that the interests of affiliated and unaffiliated shareholders were aligned with respect to the price to be paid for cashed out shares. Given this alignment of interests, our Board of Directors agreed that they were capable of representing the interests of unaffiliated shareholders in determining the fairness of the transaction and the price per share to be paid to cashed out shareholders. Accordingly, our Board of Directors:

  unanimously approved the terms of the Reverse Split;

  determined that holders of fractional shares following the Reverse Split will receive $0.226 per share for each corresponding share of our Common Stock;

  concluded that the Reverse Split was substantively and procedurally fair to all our shareholders, including the proposed cash consideration to be paid to Cashed Out Shareholders whose shares are converted to cash as a result of the Reverse Split; and

  determined that the Reversed Split should be submitted to a vote of the shareholders of the Company.

REASONS FOR THE REVERSE SPLIT

       Substantial Reduction in Assets

       On November 19, 2001, we sold substantially all of our manufacturing assets to National Presto Industries, Inc. ("Presto") in exchange for the assumption by Presto of $7,650,000 in the Company's outstanding debt obligations. The assets we sold included all of our inventory, machinery, equipment, contracts, receivables and prepaid expenses. We retained certain of our intangible assets, including, without limitation, the intellectual property rights related Tushies®, Tender Care® Tushies Diapers, TushiesWipes, TenderCareDiapers Plus, TenderCareWipes, and certain natural/environmental products. We also retained our facility located at 675 Industrial Boulevard, Delta, Colorado, and our rights as a plaintiff in a class action suit against Sloan's Supermarkets, Inc. This reduction in assets resulted in a significant decline in our market capitalization and the interest of investor's in purchasing Company stock. This diminished interest has made our status as a public company less valuable to the Company and to our shareholders.

       Substantial Compliance and Administrative Cost Savings

       We incur direct and indirect costs associated with our status as a reporting company. Among the most significant are the costs associated with compliance with the SEC Reporting Obligations. These costs include, but are not limited to: auditing fees; legal fees; financial printer fees; and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the filing of periodic reports with the SEC.

       Based on our experience in prior years, the Company's direct costs of complying with the SEC Reporting Obligations are estimated to be approximately $104,000 annually, based on estimated annual audit and accounting fees of $23,500, estimated annual legal fees of $18,400, estimated financial printer fees of $2,500, estimated transfer agent fees of $600, estimated costs associated with filing reports with the SEC (including internal administrative staff) of $48,760 and estimated miscellaneous costs of $10,500. These costs are substantial when compared to the Company's total general operating expenses for 2004 of $886,640.

       Indirect costs associated with compliance with the SEC Reporting Obligations include, among other things, the time our executive officers expend to prepare and review the Company's periodic reports, which the Company estimates requires 10% of the total time the executive officers expend in the management of the Company. Because the Company has only a few executive personnel and only a total of five full time employees at the parent company level, these indirect costs are substantial. Accordingly, we may incur considerably more than $104,000 in costs annually in connection with our SEC Reporting Obligations.

       As a comparison, the Company estimates that the one-time fees payable in connection with the Reverse Split will be approximately $65,000, excluding the aggregate cash consideration of $268,526.04 the Company estimates will be payable for fractional shares resulting from the Reverse Split. Following the Reverse Split, we anticipate that the Company will continue to incur some costs associated with soliciting proxies for purposes of its annual meeting as required under Colorado law, as well as meeting other state corporate law requirements. However, those costs should be significantly less than the direct and indirect costs of complying with the SEC Reporting Obligations as described above.

       Our Board of Directors considered the cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to the Company and its shareholders of continuing to operate as a public company. Under the circumstances, for the reasons discussed below under "No Capital from Public Sector," our Board of Directors determined that the benefits that the Company and its shareholders would typically expect to derive from the Company's status as a public company are not being realized and are not likely to be realized in the foreseeable future. As discussed below under "No Capital from Public Sector," we do not anticipate that the benefits of being a public company will have a material impact on the Company. As a result, our Board of Directors concluded that the elimination of the costs of complying with SEC Reporting Obligations outweighed the benefits of continuing to incur such costs.

       The Company is, therefore, undertaking the Reverse Split at this time to save the Company the substantial costs, which are expected to increase over time, and resources required to comply with the SEC Reporting Obligations, the Sarbanes-Oxley Act and other obligations associated with operating as a reporting company. However, the actual savings to be realized from terminating eliminating our SEC Reporting Obligations and Sarbanes-Oxley Act compliance requirements may be higher or lower than such estimates.

Limited Benefit of Public Company Status

No Capital from Public Sector

Our Board believes that the Company is not likely to be able to take advantage of the capital available through the public markets, and our management has no present intent to raise capital through sales of the Company's securities in a public offering or to acquire other business entities using the Company's Common Stock as the consideration for such acquisition. Accordingly, the Company has not and is not likely to make use of, or benefit from, the advantages generally associated with operating as a reporting company.

For each of the reasons set forth above, our Board of Directors does not believe the costs associated with maintaining the Company's SEC Reporting Obligations are justified. Our Board of Directors believes that it is in the Company's best interest and the best interest of the Company's shareholders as a whole to eliminate the administrative burden and costs associated with complying with SEC Reporting Obligations.

Lack of Trading Market

Although our status as a public company makes us eligible to trade on the OTCBB, as a practical matter, our listing on the OTCBB is of limited benefit to our Company and to our shareholder. Historically, our Common Stock has been thinly traded and our shareholders have experienced limited and sporadic liquidity. Given the historical trading patterns, our Board of Directors concluded that elimination of our Common Stock listing on the OTCBB would have only a marginal, if any, affect on the liquidity of our Common Stock.

STRUCTURE OF THE REVERSE SPLIT

Our Board of Directors has approved the submission of the Reverse Split to a vote of our shareholders and recommends the transaction for your approval. Our Board of Directors has, however, retained the final authority to determine if and when to effectuate the Reverse Split. Notwithstanding authorization of the proposed transaction by our shareholders, our Board of Directors may elect to delay or even abandon the Reverse Split at any time without further action by our shareholders. The decision whether to delay or abandon the Reverse Split is within the sole discretion of our Board of Directors. While any such delay or abandonment is unlikely, our Board reserves the right to delay or abandon the declaration of the Reverse Split if in the Board's judgment, new or changed circumstances warrant such a decision.

As of November 10, 2005, there were 7,481,482 shares of our Common Stock outstanding and approximately 891 holders of record. As of such date, approximately 864 holders of record held fewer than 25,000 shares of our Common Stock. As a result, we believe that the Reverse Split will reduce the number of our holders of record to approximately 10, while reducing the number of outstanding shares to approximately 300 post - Reverse Split shares. The shares we purchase will be retired and the outstanding shares eliminated by the Reverse Split will become authorized but unissued shares.

FAIRNESS OF THE REVERSE SPLIT TO UNAFFILIATED SHAREHOLDERS

Our Board of Directors believes that the terms of the Reverse Split are substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. No director dissented from this position or abstained from any vote on the transaction. In reaching this conclusion as to fairness, our Board of Directors considered a range of factors, including those described below.

Fairness to Cashed Out Shareholders

After extensive discussion and consultation with its Financial Advisor, our Board of Directors determined that the Cashed Out Shareholders will receive in exchange for fractional shares $0.226 per share for each corresponding share of our Common Stock held immediately prior to the Effective Time of the Reverse Split. Our Board of Directors chose a price equal to the fair value per share as determined by the Financial Advisor. Our Board of Directors determined that the Purchase Price fairly compensated those shareholders required to sell their Common Stock in connection with the Reverse Split. In addition, our Board of Directors concluded that the Purchase Price is fair to other shareholders as well because of the expected overall favorable impact of the transaction on the Company's business and the Continuing Shareholders interests.

In determining that the Purchase Price of $0.226 per share was fair to Cashed Out Shareholders, our Board of Directors considered a number of material factors, including:

Valuation Provided By Independent Financial Advisor

Our Board of Directors engaged an independent financial advisor to assist it in determining the Purchase Price per share of our Common Stock for fractional shares. After review of the Financial Advisor's report regarding the fair value per share of our Common Stock and consultation with the Financial Advisor regarding its analysis of the Company's valuation, our Board of Directors decided to set the Purchase Price at the amount which the Financial Advisor determined to be the fair value per share, as of August 18, 2005, of our Common Stock, $0.226. Our Board of Directors believed that the fair value per share as determined by the Financial Advisor was a fair price per share to pay to shareholders for fractional shares.

       Liquidity With No Fees

The Reverse Split provides our Cashed Out Shareholders who will receive cash in lieu of fractional shares with:

  certainty of value;
  immediate liquidity in an otherwise thinly traded security; and
  an opportunity to pursue other investment alternatives.

In addition, our Cashed Out Shareholders will incur no brokerage or other transaction costs in connection with the cash payment.

Fairness to Continuing Shareholders

       Opportunity for Continuing Shareholders to Participate in the Company's Future Successes

Our Continuing Shareholders will have the opportunity to participate in our Company's future growth and earnings, if any. They will also realize the potential benefits to our business of the termination of the registration of our Common Stock under the Exchange Act, including reduced expenses as a result of the elimination of our SEC Reporting Obligations and Sarbanes-Oxley Act compliance requirements.

Increased Operational Flexibility

Our Board of Directors believes that consummating the Reverse Split and ending our status as a reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of public ownership. Our Board of Directors believes that we will benefit more if their business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

Other Factors Reflecting Fairness of the Reverse Split

Ability of All Shareholders to Control Whether They Are Cashed Out or Continue as Shareholders

Our Board of Directors believed the structure of the transaction to be fair to our shareholders because it allows them a measure of control over the decision of whether to remain shareholders after the transaction, or to receive the cash consideration offered in connection with the Reverse Split. Current holders of fewer than 25,000 shares of our Common Stock can remain as our shareholders, even if the Reverse Split is consummated, by acquiring additional shares so that they own at least 25,000 shares of our Common Stock immediately before the Effective Time of the Reverse Split. Conversely, shareholders that own 25,000 or more shares of our Common Stock can reduce their holdings to fewer than 25,000 shares by selling shares prior to the transaction.

No Material Change in Percentage Ownership of Officers and Directors

Our Board of Directors also believes that the terms of the transaction impact affiliated and unaffiliated shareholders in exactly the same way. An estimated 18% out of 7,482,382 shares of our Common Stock would be eliminated as a result of the Reverse Split, but the percentage ownership held by officers and directors will increase proportionally with all other Continuing Holders. For example, our affiliated shareholders currently beneficially own approximately 14.24% and 36.76%, respectively, of the outstanding shares of our Common Stock and will beneficially own approximately 17.43% and 45.65%, respectively, of our Common Stock following completion of the Reverse Split, an increase of 3.19% and 8.89%, respectively.

Certain Negative Aspects of the Reverse Split

Our Board also considered a variety of risks and other potentially negative factors concerning the Reverse Split, including the following.

Substantial or Complete Reduction of Public Sale Opportunities for Our Shareholders

Following the Reverse Split, we anticipate that the already limited market for shares of our Common Stock will be reduced or eliminated altogether. Our shareholders may no longer have the option of selling their shares of our Common Stock in a public market. While shares may be quoted in the Pink Sheets for some period of time, any such market for our Common Stock may be highly illiquid after the suspension of our SEC Reporting Obligations.

Decrease in Publicly Available Information

Upon terminating the registration of our Common Stock under the Exchange Act, our SEC Reporting Obligations will be suspended. As a result, the information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our SEC Reporting Obligations, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor. While our Board of Directors acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our shareholders, our Board of Directors believes that the overall benefit to the Company to no longer be a reporting company substantially outweighs the disadvantages to those shareholders.

Possible Material Decline in the Value of Our Shares

Because of the limited liquidity for the shares of our Common Stock following the consummation of the Reverse Split and the diminished opportunity for our shareholders to monitor actions of our management due to the lack of public information, Continuing Shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.

Inability to Participate in Any Future Increases in Value of Our Common Stock

Cashed Out Shareholders will have no further financial interest in our Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation, if we were to become a reporting company again in the future. Our Board of Directors determined that this factor does not make the transaction unfair to shareholders, because those shareholders who wish to remain shareholders after the reverse stock split can do so by acquiring additional shares so that they own at least 25,000 shares of our Common Stock before the Effective Time of the Reverse Split.

Income Tax Liability

The cash received for fractional shares will be taxable to our shareholders. Our Board of Directors sought to mitigate this liability by providing a means by which Cashed Out Shareholders can liquidate their shares without incurring broker fees.

Although our Board of Directors considered the negative factors described above, it concluded that the benefits of the Reverse Split outweighed the negative aspects and that the proposed transaction was fair to and in the best interest of our shareholders, including our unaffiliated shareholders.

This discussion of the information and factors considered by our Board of Directors in reaching its conclusions includes all material factors considered by our Board of Directors, but is not intended to be exhaustive. In view of the wide variety of factors considered by our Board of Directors in evaluating the Reverse Split, our Board of Directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our Board of Directors may have given different weight to different factors.

Recommendation of Our Board of Directors; Fairness of the Reverse Split

Our Board of Directors has unanimously approved the Reverse Split and declared it advisable, in the best interests of, and substantively and procedurally fair to, the Company's unaffiliated shareholders, whether they are cashed out or remain as shareholders of the Company. Our Board of Directors recommends that shareholders vote "FOR" approval of the Reverse Split.

Provisions For Unaffiliated Shareholders

Neither the Company, nor any executive officer or director thereof nor any person controlling the Company has made any provision in connection with the Reverse Split to grant unaffiliated shareholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.

EFFECTS ON SHAREHOLDERS WITH FEWER THAN 25,000 SHARES OF COMMON STOCK

If the Reverse Split is implemented, shareholders holding fewer than 25,000 shares of our Common Stock in a discrete account immediately prior to the Effective Time of the Reverse Split will:

  not receive a fractional share of Common Stock as a result of the Reverse Split;
  receive cash for fractional shares based on the Purchase Price per share of our Common Stock of $0.226 for each corresponding share of our Common Stock held immediately prior to the Effective Time in accordance with the procedures described in this Proxy Statement;
  not be required to pay any service charges or brokerage commissions in connection with the Reverse Split;
  not receive any interest on the cash payments made as a result of the Reverse Split; and
  have no further ownership interest in our Company and no further voting rights.

Cash payments to Cashed Out Shareholders as a result of the Reverse Split will be subject to income taxation if the cash payment exceeds a shareholder's tax basis. For a discussion of the federal income tax consequences of the Reverse Split, see "Certain Material Federal Income Tax Consequences."

If you do not currently hold at least 25,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the Reverse Split, you may do so by taking either of the following actions:

  Purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 25,000 shares of our Common Stock in your account immediately before the Effective Time of the Reverse Split; or
  If you hold an aggregate of 25,000 or more shares in one or more accounts, consolidate your accounts so that you hold at least 25,000 shares of our Common Stock in one account immediately before the Effective Time.

In either case, you will have to act far enough in advance so that the purchase of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the Effective Time of the Reverse Split.

EFFECTS ON SHAREHOLDERS WITH 25,000 OR MORE SHARES OF COMMON STOCK

If the Reverse Split is consummated, shareholders holding 25,000 or more shares of our Common Stock in a discrete account immediately prior to the Effective Time of the Reverse Split will:

  continue to be our shareholders and will be the only persons entitled to vote as shareholders after the consummation of the Reverse Split;

  receive one share of our Common Stock for every 25,000 shares of our Common Stock held immediately prior to the Effective Time of the Reverse Split;

  receive cash for fractional shares based on the Purchase Price per share of our Common Stock of $0.226 for each corresponding share of our Common Stock held immediately prior to the Effective Time not divisible by 25,000 in accordance with the procedures described in this Proxy Statement; and

  likely experience a reduction in liquidity (which may be significant) with respect to their shares of our Common Stock, because if our Common Stock continues to be quoted, it will only be quoted in the Pink Sheets, which is a less widely followed quotation service than the OTCBB. Even if our Common Stock is quoted in the Pink Sheets after the Reverse Split, of which there can be no assurance, there may be no trading market at all in our Common Stock. In order for our Common Stock to continue to be quoted in the Pink Sheets after the Reverse Split, a number of brokerage firms must elect to act as a market maker for our Common Stock and sponsor our shares. However, because we will not file reports with the SEC, there can be no assurance that any brokerage firm will be willing to act as a market maker for our shares of Common Stock.

Cash payments to Cashed Out Shareholders as a result of the Reverse Split will be subject to income taxation if the cash payment exceeds a shareholder's tax basis. For a discussion of the federal income tax consequences of the Reverse Split, see "Certain Material Federal Income Tax Consequences."

If you do not currently hold at least 25,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the Reverse Split, you may do so by taking either of the following actions:

  Purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 25,000 shares of our Common Stock in your account immediately before the Effective Time of the Reverse Split; or

  If you hold an aggregate of 25,000 or more shares in one or more accounts, consolidate your accounts so that you hold at least 25,000 shares of our Common Stock in one account immediately before the Effective Time.

In either case, you will have to act far enough in advance so that the purchase of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the Effective Time of the Reverse Split.

Effects of the Reverse Split on the Company

If consummated, the Reverse Split will affect the registration of our Common Stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the consummation of the Reverse Split.

We have no current plans to issue additional shares of our Common Stock after the Reverse Split, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests. Continuing Shareholders will not have any preemptive or other preferential rights to purchase any shares of our Common Stock that we may issue in the future, unless such rights are specifically granted to the shareholders.

After the Reverse Split has been consummated, we may repurchase shares of our Common Stock in privately negotiated sales or in other transactions. The timing of when we seek to repurchase shares in the future will depend on a number of factors, including our financial condition, operating results and available capital at the time. We cannot predict the likelihood, timing or prices of such purchases and they may well occur without regard to our financial condition or available cash at the time.

We expect that, upon the completion of the Reverse Split, the shares of our Common Stock beneficially owned by our directors and executive offices will comprise approximately 63.08% of the then issued and outstanding shares of our Common Stock, compared to 51% currently. We also expect that our controlling shareholders, Mr. Ed Reiss and Ms. Brenda Schenk, will continue to hold collectively in excess of 50% of our outstanding shares after the Effective Time of the Reverse Split.

The par value of the shares of our Common Stock will continue to be $0.01 par value per share following consummation of the Reverse Split.

Alternative Transactions Considered

In making the determination to submit the Reverse Split for approval by our shareholders, our Board of Directors considered the feasibility of certain other alternative transactions, as described below, each of which was ultimately rejected because of its disadvantages:

  Issuer Tender Offer. Our Board of Directors considered the feasibility of an issuer tender offer to repurchase the shares of our Common Stock held by our unaffiliated shareholders. A principal disadvantage of this type of transaction relates to our ability to secure the debt financing needed to effect a tender offer in which there is full participation by unaffiliated shareholders. In addition, due to the voluntary nature of such a transaction, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. Moreover, the going private rules regarding the treatment of our shareholders in a tender offer, including pro-rata acceptance of offers from our shareholders, make it difficult to ensure that we would be able to significantly reduce the number of holders of record to a level below 300. See "Certain Relationships And Transactions With Affiliates - Other Transactions."
  Odd-Lot Repurchase Program. Our Board of Directors also considered the feasibility of a transaction in which we would announce to our shareholders that we would repurchase, at a designated price per share, the shares of our Common Stock held by any shareholder who holds fewer than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. A principal disadvantage of such an approach, however, results from the voluntary nature of the program. Because our shareholders would not be required to participate in the program, we could not be certain at the outset whether a sufficient number of odd-lot shareholders would participate and thereby result in the number of holders of record being reduced to below 300. In terms of timing, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of the reverse stock split.

  Maintaining the Status Quo. Our Board of Directors also considered maintaining the status quo. In that case, we would continue to incur the expenses of being a reporting company without enjoying the benefits traditionally associated with public reporting company status.

SUMMARY OF FINANCIAL ADVISOR'S REPORT

      In connection with the proposed transaction, our Board of Directors engaged Appraisal Excellence, Ltd. ("Appraisal Excellence") to render an opinion as to the fair value of our common stock in connection with the proposed Reverse Split. On August 20 2005, Appraisal Excellence delivered its opinion that, as of August 18, 2005, based upon and subject to certain matters stated therein, the fair value of our Common Stock in connection with the proposed transaction is $0.226 per share. Subsequently, Appraisal Excellence delivered its written fair value report.

       The report of Appraisal Excellence is included with this Proxy Statement as Annex B. The report of Appraisal Excellence will be made available for inspection and copying during ordinary business hours at our executive offices by any interested shareholder of our Company or any representative of the shareholder designated by the shareholder in writing. Upon written request, we will furnish a copy of the report to any interested shareholder, or any representative designated by the shareholder in writing, at the expense of the requesting shareholder. The report has also been filed with the SEC as an exhibit to our Transaction Statement on Schedule 13E-3. Appraisal Excellence consented to the filing of its report with the Schedule 13E-3.

THE FULL TEXT OF THE WRITTEN REPORT OF APPRAISAL EXCELLENCE, DATED AS OF AUGUST 18, 2005, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE. YOU ARE URGED TO READ THE APPRAISAL EXCELLENCE REPORT CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY APPRAISAL EXCELLENCE IN RENDERING ITS REPORT. THE SUMMARY OF THE APPRAISAL EXCELLENCE REPORT SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH REPORT.

       Appraisal Excellence's report was addressed to our Board of Directors and evaluated only the fair value of the Common Stock in connection with the proposed reverse stock split. Appraisal Excellence's report does not address the merits of the underlying decision to proceed with the transaction and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how to vote on the Reverse Split or any matter related to the proposed transaction. The fractional share consideration was determined by our Board of Directors based, in part, on discussions with and the analysis of Appraisal Excellence. No other instructions or limitations were imposed by our Board of Directors on Appraisal Excellence with respect to the investigations made or procedures followed in rendering its opinion.

In arriving at its opinion, Appraisal Excellence, among other things:

  reviewed certain publicly available business and financial information relating to TenderCare International, Inc. that Appraisal Excellence deemed to be relevant;
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of TenderCare International, Inc.;
  conducted discussions with members of senior management of TenderCare International, Inc. concerning the history, current operations and financial status, and future prospects;
  reviewed documentation related to the proposed sale of the Company's Colorado Real Estate;
  toured TenderCare International, Inc.'s Eau Claire, Wisconsin facility;
  reviewed the market prices and trading volumes for the TenderCare International, Inc. common shares;
  reviewed TenderCare International, Inc.'s contingent assets and liabilities as represented to Appraisal Excellence by TenderCare International, Inc.'s management;
  reviewed documentation related to TenderCare International, Inc.'s various building lease commitments;
  reviewed pertinent industry information; and
  reviewed such other financial studies and analysis and took into account such other matters Appraisal Excellence deemed necessary, including Appraisal Excellence's assessment of general economic, market and monetary conditions.

In preparing its opinion, Appraisal Excellence has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for Appraisal Excellence, or publicly available, and Appraisal Excellence has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with Appraisal Excellence by the Company, Appraisal Excellence has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of TenderCare International, Inc.'s management as to the expected future financial performance of TenderCare International, Inc. Finally, Appraisal Excellence assumed that the final form of the proxy is substantially similar to the last drafts reviewed by them.

     Appraisal Excellence's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Appraisal Excellence as of August 18, 2005. You should understand that subsequent developments may affect the conclusion expressed in the Appraisal Excellence opinion, and that Appraisal Excellence disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion.

In connection with this opinion, Appraisal Excellence made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. The fractional share consideration was determined by the Company's Board of Directors based, in part, on the analysis of Appraisal Excellence. No limits were placed on Appraisal Excellence by TenderCare International, Inc. or its Board of Directors in terms of the information to which they had access, the matters they could consider, the investigations made or procedures followed in rendering its opinion. Appraisal Excellence' due diligence with regards to the fair value opinion included, but was not limited to, the items summarized below.

     Summary of Analyses

In accordance with customary valuation practice, Appraisal Excellence employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by Appraisal Excellence in arriving at its opinion. It does not purport to be a complete description of the analyses performed by Appraisal Excellence. The preparation of a fair value opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Appraisal Excellence's fair value opinion.

     In arriving at its fair value opinion, Appraisal Excellence considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fair value opinion, Appraisal Excellence did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared solely for purposes of Appraisal Excellence providing its opinion to our board of directors as to the fair value of the TenderCare International, Inc. common stock in connection with the proposed reverse stock split, and do not purport to be appraisals of individual assets and liabilities or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of TenderCare International, Inc., its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

Discounted Cash Flow Analysis (Income Approach). Appraisal Excellence performed a discounted cash flow analysis of the projected debt free cash flow of TenderCare International, Inc. Free cash flow is defined as cash that is available either to reinvest in new businesses or to distribute to securityholders in the form of dividends, stock buybacks, or debt service. TenderCare International, Inc. management provided Appraisal Excellence with financial projection information, and Appraisal Excellence informed our board of directors that Appraisal Excellence considered such projection information and consulted with TenderCare International, Inc. management as part of its process of developing an independent estimate of the future debt free cash flows for TenderCare International, Inc.

The projected debt free cash flows were discounted to the present at a rate that reflects the relative risk associated with these flows as well as the rates of return that securityholders could expect to realize on alternative investment opportunities. Additional adjustments were then made for balance sheet debt, non-operating assets, and a premium for control. .This analysis resulted in a value per share for TenderCare International, Inc. common stock of approximately $0.226.

More specifically, for purposes of its Discounted Cash Flow Analysis, Appraisal Excellence developed a cash flow model, based on the following set of assumptions provided by and in discussions with TenderCare International, Inc.'s management:

  TenderCare International, Inc.'s pro-forma balance sheet as of August 18, 2005, was adjusted to reflect a sale of the Colorado facility net of selling costs.
  TenderCare International, Inc.'s operating expenses beginning in 2005 would decrease by $200,000 as a result of the elimination of the overhead from the Colorado Facility, a decrease in wages and a decrease in professional fees;
  Recent pricing changes would result in an increase in gross margin of 2%. The effects of this change wound be reflected in a cash flow increase starting in 2006;
  A recent lawsuit settlement would be collected over time;
  Tax loss carry forward and tax credits could be utilized to the extent that they would provide a reduction in future income tax obligations; and
  There are no anticipated sales of the business enterprise to an outside party in the foreseeable future.

Appraisal Excellence developed a cash flow forecast for the Company for the period from 2005 through 2007, on an annual basis. The forecast was based on the above-mentioned information provided to Appraisal Excellence by Company management and the expected proceeds from the sale of the Colorado real estate. Appraisal Excellence then estimated the amounts of future distributions that could be made to Company stakeholders (equity and debt) throughout the forecast period based on available cash balances each year.

After determining the amounts of potential future distributions to Company stakeholders (equity and debt), the present value of such distributions was calculated by Appraisal Excellence based on the weighted average discount rate of 15.8%. A mid year convention was applied to discount the cash flows. The sum of the present values of potential distributions that could be made to Company stakeholders ($1.517 million) was reduced by balance sheet debt. An adjustment for control was applied to the difference (50%) and additions were made for non-operating assets ($680,000) in arriving at an indicated value of the Company's equity.

Appraisal Excellence then estimated the fair value of the Common Stock, on a per share basis by dividing the total fair value by the number of common shares outstanding.

Net Asset Analysis (Cost Approach). This method of analysis attempts to calculate the value of a business by adjusting the assets and liabilities on the current balance sheet to their fair value equivalent. Although Appraisal Excellence did not appraise the Company's individual assets and liabilities, the balance sheet was reviewed and adjusted on a pro-forma basis to reflect the sale of the Colorado real estate and management's estimated settlement of a recent lawsuit. The pro-forma, adjusted balance sheet provided inputs and assumptions to certain cash flows projected in the Discounted Cash Flow Analysis.

Analysis of Current and Historical Trading Prices of TenderCare International, Inc.'s Common Stock (Prior Transactions). In addition to calculating the Company's Discounted Cash Flow value, Appraisal Excellence analyzed the closing price, bid/ask spread and trading volume of the Common Stock over the past twelve months. Over the period from August 12, 2004 through August 13 2005, the Common Stock has ranged from $0.46 in May 2005 to $0.17 in August 2005. The general trading range for most of 2005 was between $0.20 and $0.25 per share, with the exception of the period from May through July of 2004 when the Company bought back shares of its stock.

Comparable or Guideline Transactions (Market Approach). This method of analysis attempts to calculate the value of a business enterprise by selecting and comparing similar transactions to appraise the subject company. Appraisal Excellence selected transactions from the Pratt's Stats database after a review of a number of data sources. Appraisal Excellence then analyzed the comparable transactions and selected various criteria in determining pricing multiples. This method of determining value produces a value on a control basis.

       More specifically, Appraisal Excellence selected companies of comparable size and operating ratios which were classified as wholesalers and mail order houses. Appraisal Excellence then reviewed the multiples of the various business sale transactions identified and selected multiples based on gross sales and earnings before interest, taxes, depreciation and amortization (EBITDA) to apply to the Company in determining the value of the invested capital of the company. The multiple selected based on gross sales was (0.530) and the multiple based on EBITDA was (9.090). Applying these multiples to the Company resulted in a value of $1,600,000. Additions were made for non-operating assets ($680,000) and balance sheet liabilities were subtracted ($845,533) in arriving at an indicated value of the Company's equity.

       Appraisal Excellence then estimated the fair value of Common Stock, on a per share basis by dividing the total fair value by the number of common shares outstanding.

Conclusion

Appraisal Excellence considered a number of approaches in determining the fair value of the Common Stock. The most meaningful and reliable information for the purpose of this appraisal of fair value in a reverse stock split was the Income Approach using a Discounted Cash Flow Analysis. The other approaches served to support the conclusion of the Discounted Cash Flow Analysis.

Using the Discounted Cash Flow Analysis, Appraisal Excellence estimated the fair value of the Common Stock in connection with the proposed transaction to be $0.226 as of August 18, 2005. The foregoing summary is qualified by reference to the written report dated as of August 18, 2005 prepared by Appraisal Excellence, which is attached as Annex B to this proxy statement.

Our Board of Directors selected Appraisal Excellence based on its experience, expertise, reputation, and its knowledge of and familiarity with the Company's business and management. Appraisal Excellence is a respected independent regional financial advisory firm, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory services and transaction financing. Appraisal Excellence performs numerous engagements each year for clients ranging from privately held companies to publicly traded corporations. Appraisal Excellence is headquartered in Eau Claire, Wisconsin.

In connection with advisory services related to the transaction and the issuance of its report, Appraisal Excellence has received a fee of $10,000. The Company has agreed to reimburse Appraisal Excellence for its reasonable expenses incurred in connection with its engagement and to indemnify Appraisal Excellence and its affiliates against certain liabilities that may arise out of the rendering of the its opinion. No portion of the fee paid to Appraisal Excellence was contingent upon the conclusion reached in its opinion.

Selection and Engagement of Financial Advisor

Our Board of Directors selected Appraisal Excellence based on its experience, expertise, reputation, and its knowledge of and familiarity with the Company's business and management. Appraisal Excellence is one of the nation's leading independent regional financial advisory firms, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory services and transaction financing. Appraisal Excellence performs multiple engagements each year for clients ranging from privately held companies to publicly traded corporations. Appraisal Excellence is headquartered in Eau Claire, Wisconsin.

In connection with advisory services related to the transaction and the issuance of its report, Appraisal Excellence has received a fee of $10,000. The Company has agreed to reimburse Appraisal Excellence for its reasonable expenses incurred in connection with its engagement and to indemnify Appraisal Excellence and its affiliates against certain liabilities that may arise out of the rendering of the its opinion. No portion of the fee paid to Appraisal Excellence was contingent upon the conclusion reached in its opinion.

Appraisal Excellence has previously performed financial advisory services for the Company. In September, 2000, Appraisal Excellence performed an appraisal of the Company (then RMED International, Inc.) for management planning purposes. Total fees received by Appraisal Excellence were $10,000 for the valuation services.

THE REVERSE SPLIT

Basic Terms

The Company expects that it will, upon approval of the proposal to effectuate the Reverse Split, effect a one for 25,000 reverse stock split of the Company's Common Stock as approved by our Board of Directors on June 9, 2005. Under the terms of the Reverse Split, every holder of record at the Effective Time of the Reverse Split will be entitled to receive one share of the Company's Common Stock for every 25,000 shares of Common Stock held by such holder at the Effective Time. No fractional shares will be issued. Instead, the Company will pay, in lieu of fractional shares, $0.226 for each share of the Company's Common Stock held by a holder immediately before the Effective Time of the Reverse Split and not converted to whole shares of Common Stock of the Company after the Reverse Split.

If a shareholder would be a Cashed Out Shareholder as a result of the Reverse Split and wants to continue to hold Common Stock of the Company after the Reverse Split, it may do so by completing either of the following actions before the close of business at the Effective Time for the Reverse Split:

  purchase a sufficient number of shares of Common Stock of the Company in the open market and have them registered in such shareholder's name and consolidated with its current record account if it is a record holder, or have them entered in its account with a nominee, such as its broker or bank, in which it currently hold shares of Common Stock of the Company, so that such shareholder holds at least 25,000 shares of Common Stock of the Company in its account immediately prior to the Effective Time for the Reverse Split; or

  if applicable, consolidate its record accounts, or its accounts with nominees, so that it holds at least 25,000 shares of Common Stock of the Company in a single account immediately prior to the Effective Time for the Reverse Split.

Because of the limited trading market for the Company's Common Stock, however, a shareholder might be unable to purchase enough shares to retain an equity interest in the Company.

The Company intends for the Reverse Split to treat shareholders holding Common Stock in street name through a nominee, such as a bank or broker, in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. Accordingly, the Company also refers to those street name holders who receive a cash payment instead of fractional shares as Cashed Out Shareholders. However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

The Reverse Split is structured to be a Rule 13e-3 transaction under the Exchange Act because it is intended to, and if completed will likely, reduce the number of record holders of the Company's Common Stock to fewer than 300, which will permit the Company to terminate registration of the Company's Common Stock under the Exchange Act. In connection with the Reverse Split, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. We intend to apply for the termination of our Exchange Act registration as soon as practicable after the Effective Time of the Reverse Split.

STOCK CERTIFICATES

The Company will act as exchange agent to carry out the exchange of existing stock certificates for new Common Stock certificates and to send cash payments in lieu of fractional shares. Approximately 10 business days following the Effective Time of the Reverse Split, the Company will send a letter of transmittal to each affected shareholder, which will describe the procedures for surrendering stock certificate(s) in exchange for new Common Stock and/or, if applicable, the Cash Consideration. Upon receipt of the stock certificate(s) and properly completed letter(s) of transmittal, the Company will issue the appropriate new stock certificate(s) and/or make the appropriate cash payment within approximately 10 business days.

No service charges will be payable to the Company by shareholders in connection with the exchange of certificates and/or the payment of cash in lieu of issuing fractional shares, although shareholders who hold shares through a nominee, such as a broker or bank, may incur service charges in connection with the exchange. The Company will not pay interest on cash sums due to any such shareholder in connection with the Reverse Split.

All stock certificates outstanding immediately prior to the Effective Time of the Reverse Split evidencing ownership of the Company's Common Stock shall be deemed cancelled without further action by the shareholders as of the Effective Time of the Reverse Split. Do not send any stock certificates to the Company, except as specified in the letter of transmittal.

INTERESTS OF AFFILIATED PERSONS IN THE TRANSACTION

In considering the recommendation of our Board of Directors with respect to the Reverse Split, our shareholders should be aware that our executive officers and directors have interests in the transaction, which are in addition to, or may be different from, our shareholders generally. These interests may create potential conflicts of interest.

Control Persons

Mr. Reiss and Ms. Schenk, the Company's controlling shareholders, collectively hold approximately 51% of our outstanding shares. Both Mr. Reiss and Ms. Schenk are executive officers of the Company and members of our Board of Directors. They have each indicated that they will vote their shares of our Common Stock in favor of authorizing the Reverse Split. While neither Mr. Reiss nor Ms. Schenk has made any binding commitment regarding voting of their shares, their vote in favor of the Reverse Split means that the passage of the proposal is certain. We expect that the Control Persons will have fractional shares as a result of the Reverse Split and, that those shares will be cashed out.

Reduction in Legal Liability Risks

The Reverse Split, and our subsequent deregistration, could lower significantly the legal liability risk exposure of our executive officers and directors. Currently, our status as a reporting company means that our executive officers and the members our Board of Directors are exposed to the significant legal liability risks associated with being an executive officer or director of a reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board of Directors and our executive officer will be reduced after the Reverse Split.

Impact on Affiliated Shareholders Ownership Percentages

The Reverse Split will not impact affiliated holders of Common Stock differently from unaffiliated holders of Common Stock on the basis of affiliate status. Fractional shares held by affiliated holders will be cashed-out on the same terms as fractional shares held by unaffiliated holders. Furthermore, the executive officers and directors of the Company will receive no extra or special benefit not shared on a pro rata basis by all other holders of shares of Common Stock. If the Reverse Split is implemented, the executive officers and directors of the Company will not benefit by any material increase in their percentage ownership of Common Stock. The following table illustrates the number of shares of Common Stock beneficially owned by the Company's directors and executive officers as of November 22, 2005 and the anticipated ownership percentage of such persons after the Reverse Split.

			Approximate Amount and
	Amount and Nature of		Nature of Beneficial	Approximate Percent
Name and Address of	Beneficial Ownership	Percent of Class	Ownership	of Class (Following
Beneficial Owners (1)	(Prior to the Reverse Split)	(Prior to the Reverse Split)	(Following the Reverse Split)	the Reverse Split)

Edward Reiss	1,065,208 (2)	14.24%	42	17.43%

Brenda Schenk	2,750,221	36.76%	110	45.65%

Darin Pratt	0	0%	0	0%

All Directors and Officers as Group	3,815,429	51%	152	63.08%

(1) The address of all individuals is TenderCare International, Inc. 3925 North Hastings Way., Eau Claire, Wisconsin, 54703.

(2) Includes 3,792 shares held by Mr. Reiss in trust for his daughter.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE SPLIT

Following the Reverse Split and filing of a Form 15 with the SEC, the Company will no longer be a reporting company, but rather will operate as a non-reporting company. The Company expects the Company's business and operations to continue as they are currently being conducted, and the Reverse Split is not anticipated to have any material effect upon the conduct of the Company's business. The Company expects to be subject to substantially the same risks and uncertainties after the Reverse Split.

Reports, Opinions and Appraisals

Other than report of the Financial Advisor, our Board of Directors did not obtain any independent assessment of the fairness of the terms of the Reverse Split or the value of the Company's Common Stock or the fairness of the cash consideration.

REGULATORY APPROVALS

The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Split, other than compliance with the applicable federal and state securities laws and the corporate laws of the State of Colorado.

SOURCE OF FUNDS AND FINANCIAL EFFECTS OF THE REVERSE SPLIT

Based on estimates of the record ownership of shares of our Common Stock, we expect to pay approximately $268,526.04 to shareholders for fractional shares. We expect to finance the cash consideration to be paid in connection with the Reverse Split and other expenses related to the Reverse Split through the use of approximately $268,526.04 in available cash and cash equivalents. To the extent that our cash and cash equivalents are insufficient to cover such expenses, we will obtain additional debt financing from Mr. Reiss and Ms. Schenk. The payment by the Company of the fees and expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares is not expected to have a material adverse effect on our capitalization, liquidity, results of operations or cash flow. We have not made alternative financing arrangements in the event the financing described above becomes unavailable or is insufficient to consummate the transaction.

ESTIMATED COSTS OF THE REVERSE SPLIT

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Reverse Split and the transactions related thereto:

Legal fees and expenses	$40,000
Financial Advisor	10,000

Filing, printing and other costs in connection with delivery of the Proxy	15,000

Total	$65,000

We plan to pay the fees and expenses incurred in connection with the Reverse Split with cash and cash equivalents available to the Company.

ACCOUNTING CONSEQUENCES

The Reverse Split will not affect the par value of the Company's Common Stock, which will remain at $0.01 per share. The Reverse Split will result in an increase in per share net income or loss and net book value of the Company's Common Stock because fewer shares of the Company's Common Stock will be outstanding. The Company's financial statements, incorporated herein by reference, do not reflect the Reverse Split.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Summarized below are certain material federal income tax consequences to us and to our shareholders resulting from the Reverse Split, if consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, more commonly referred to as the Code, the Treasury Regulations, issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Split.

This summary does not address all aspects of the possible federal income tax consequences of the Reverse Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders (i) in light of their individual investment circumstances; (ii) who are subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers); (iii) who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes; or (iv) who acquired their stock pursuant to exercise of stock options or otherwise or compensation. In addition, this summary does not address any consequences of the Reverse Split under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to our shareholders as a result of the Reverse Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

We believe that the Reverse Split will be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to us or to our shareholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free "recapitalization" treatment for federal income tax purposes.

Shareholders Who Do Not Receive Cash in Connection with the Reverse Split

If you (i) continue to hold Common Stock directly immediately after the Reverse Split, and (ii) you receive no cash as a result of the Reverse Split, you should not recognize any gain or loss in the Reverse Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the Reverse Split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the Reverse Split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the Reverse Split.

Shareholders Who Receive Cash in Connection with the Reverse Split

If you (i) receive cash in exchange for a fractional share of our Common Stock as a result of the Reverse Split; (ii) you do not continue to hold any Common Stock directly immediately after the Reverse Split; and (iii) you are not related to any person or entity that holds Common Stock immediately after the Reverse Split, then you will recognize capital gain or loss on the Reverse Split for federal income tax purposes, with such gain measured by the difference between the cash you received for your cashed-out shares and your aggregate adjusted tax basis in such Common Stock.

If you (i) receive cash in exchange for a fractional share of our Common Stock as a result of the Reverse Split; (ii) either continue to directly own stock immediately after the Reverse Split, or are related to a person or entity who continues to hold stock immediately after the Reverse Split; and (iii) your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock" (as those terms are described below), then you will generally recognize capital gain or loss for federal income tax purposes, with such gain measured by the difference between the cash you received for your cashed-out fractional share and the amount of adjusted tax basis (if any) properly allocable to the fractional share that is cashed out.

  "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in us resulting from the Reverse Split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a "meaningful reduction" given your particular facts and circumstances. In other cases, the Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test.
  "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of our Common Stock owned by you (and by persons related to you) immediately after the Reverse Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the Reverse Split.

In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you, as set forth in Section 318 of the Code. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" and "Special Rate for Certain Dividends," below.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a reduced rate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate Shareholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

Backup Withholding

Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each Shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Time of the Reverse Split. Failure to provide such information may result in backup withholding at a rate of 28%.

As explained above, the amounts paid to you as a result of the Reverse Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS GENERAL AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

APPRAISAL AND DISSENTERS' RIGHTS

If the Reverse Split is effected, Cashed Out Shareholders are entitled, with respect to fractional shares for which they received cash, to assert dissenter's rights and obtain payment of the fair value of such shares, under Section 7-113-01 of the CBCA, a copy of which is attached hereto at Appendix A (the "Colorado Dissenter's Rights Statute"). To exercise the right to dissent, (1) a Cashed Out Shareholder who desires to dissent from the Reverse Split and the related cash consideration ("Dissenting Shareholder") must provide written notice to us of his or her intent to demand payment for his or her shares converted to cash if we effect the Reverse Split, (2) the Dissenting Shareholder must not vote in favor of proposal No. 1 at the meeting, and (3) the Dissenting Shareholder must comply with the other provisions of the Colorado Dissenter's Rights Statute. If shareholder approval is obtained and the Reverse Split is effected, we will provide written notice of the transaction to the Dissenting Shareholder along with an explanation of the procedures for the Dissenting Shareholder to demand payment and deliver his or her stock to us. If a Dissenting Shareholder is dissatisfied with the payment or offer, the Dissenting Shareholder is entitled to follow the procedures in the Colorado Dissenter's Rights Statute. The foregoing discussion of the law relating to dissenters' rights is not a complete statement of such rights and is qualified in its entirety by reference to Attachment A.

THIS DISCUSSION AND ATTACHMENT A SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF OUR STOCK WHO WISHES TO EXERCISE STATUTORY DISSENTERS RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH SUCH PROCEDURES WILL RESULT IN THE LOSS OF DISSENTERS RIGHTS.

Recommendation of Our Board of Directors

Our Board of Directors has determined that the Reverse Split is in the best interests of the Company, and is in the best interests of and fair to, both the Company's unaffiliated and affiliated shareholders, whether they are cashed out or remain as shareholders of the Company. Based on this determination, our Board of Directors voted unanimously to approve the Reverse Split and recommend its approval to shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE REVERSE STOCK SPLIT.

Please note that voting "FOR" the proposal does not mean that the Reverse Split will be consummated. By voting "FOR" the proposal, you are giving our Board of Directors the discretion to reject (and not implement) the Reverse Split. If for any reason the Reverse Split is not approved, or, if approved, not implemented, the shares of our Common Stock will not be deregistered under the Exchange Act or no longer quoted by the OTCBB, unless and until such time as we are eligible to do so and our Board of Directors decides to do so.

Because our Controlling Shareholders are expected to vote in favor of the Reverse Split, its approval is virtually assured. Accordingly, we expect that few, if any, shareholders will actually attend the meeting in person. While one or more of the directors will be available at the meeting to answer shareholder questions, we do not intend to present additional information concerning the proposal at the Special Meeting. Even if you decide to attend the Special Meeting in person, which you are free to do, we urge you to sign and date the enclosed Proxy and return it promptly to us in the enclosed envelope (which requires no additional postage if mailed in the United States). Mailing in your Proxy to us will not affect your right to vote in person if you attend the Special Meeting or to change your Proxy any time before the Special Meeting.

MARKET PRICES FOR OUR COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION FOR OUR COMMON STOCK

Our Common Stock trades over-the-counter on the OTCBB under the symbol "TCAR.OB." The following table sets forth the quarterly high and low sales prices for our last two fiscal years and the first three quarters of this fiscal year. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Fiscal Year December 31, 2003	Sales Price

	High	Low
First Quarter	0.75	0.40
Second Quarter	0.58	0.45
Third Quarter	0.53	0.37
Fourth Quarter	0.53	0.36

Fiscal Year December 31, 2004	Sales Price

	High	Low
First Quarter	0.56	0.37
Second Quarter	0.60	0.34
Third Quarter	0.45	0.32
Fourth Quarter	0.45	0.26

Fiscal Year December 31, 2005	Sales Price

	High	Low
First Quarter	0.30	0.20
Second Quarter	0.46	0.20
Third Quarter	0.29	0.17
Fourth Quarter (through November 18)	0.17	0.15

DIVIDEND POLICY

While there are no covenants or other aspects of any finance agreements or bylaws that restrict the declaration or payment of cash dividends, we have not paid any dividends on our Common Stock and do not expect to do so in the foreseeable future.

THE COMPANY

General Information

We were incorporated under the laws of the State of Colorado on July 29, 1983. Our principal business is the marketing, distribution, and sale of disposable baby diapers, natural formula wipes, and related products under its own branded labels in the United States. We were formerly known as RMED International, Inc. and changed our name to TenderCare International, Inc. in 2003. Our executive offices are located at 3925 North Hastings Way, Eau Claire, Wisconsin, and our phone number is (715) 833-1750.

Our products include Tushies Diapers, TushiesWipes, TenderCareDiapers Plus, TenderCareWipes and MotherNature Diapers. Tushies is a GEL-FREE alternative disposable diaper, featuring patented natural blend cotton absorbency and made with nonchlorine bleached woodpulp fluff. TushiesWipes is a natural formula wipe packaged in tubs and refills. TushiesWipes tubs and refills with natural formula containing Aloe Vera are alcohol free and hypoallergenic. TenderCareDiapers Plus is a white, 100% chlorine-free superabsorbent disposable diaper. MotherNature is an air laid core diaper. We market diapers and wipes through health product stores, mail order catalogues, Tushies BabyCare representatives, the Internet, and distributors in the U.K., Australia, New Zealand and South Korea.

Our Directors and Officers

Set forth below are the names of all of our directors and executive officers, their ages, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years.

Edward Reiss , age 67, has been our Director and Chairman of the Board of Directors since April 1998 and Vice President and Secretary since 1990. Mr. Reiss directs the Company's marketing activities and serves as co-CEO since January 1999.

Brenda Schenk, age 62, has been a Director of the Company since October 1990 and served as President and CEO since September 1990 and Co-CEO since January 1999. Ms. Schenk is the President and owner of Brandy Enterprises, Ltd., an equipment leasing company. Ms. Schenk is not active in the daily operations of Brandy Enterprises, Ltd.

Darin Pratt, age 57, has been a Director of the Company since September 2001. Mr. Pratt had served as a director of the Company from December 1982 through December 1989. He has a BS degree from BYU and is President and CEO of Biolite Medical Corporation. Previously Mr. Pratt served as Production and Research Development Manager of TenderCare International, Inc. Mr. Pratt has also served as Production Manager for Russell Stover Candies and as an officer with the United States Army.

Neither the Company nor any director or executive officer of the Company was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors, in the case of natural persons). Neither the Company nor any director or executive officer of the Company was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

All of our directors and officers are United States citizens.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares beneficially owned on November 22, 2005 by our executive officers and directors, and by all of our executive officers and directors as a group, and beneficial owners of 5% or more of our Common Stock, as reflected in the stock transfer records of the Company, copies of filing on Schedules 13-D or 13-G, and otherwise to the Company's knowledge.

			Approximate Amount and
	Amount and Nature of		Nature of Beneficial	Approximate Percent
Name and Address of	Beneficial Ownership	Percent of Class	Ownership	of Class (Following
Beneficial Owners (1)	(Prior to the Reverse Split)	(Prior to the Reverse Split)	(Following the Reverse Split)	the Reverse Split)

Edward Reiss	1,065,208 (2)	14.24%	42	17.43%

Brenda Schenk	2,750,221	36.76%	110	45.65%

Darin Pratt	0	0%	0	0%

All Directors and Officers as Group	3,815,429	51%	152	63.08%

(1) The address of all individuals is TenderCare International, Inc. 3925 North Hastings Way., Eau Claire, Wisconsin, 54703.

(2) Includes 3,792 shares held by Mr. Reiss in trust for his daughter.

Certain Relationships and Transactions with Affiliates

       The Company entered into certain lending arrangements with its Controlling Shareholders, both of whom are officers and directors of the Company:

1. Promissory Note and Loan Agreements

The Company has entered into Promissory Note and Loan Agreements (the "Loan Agreements"), each dated July 14, 2005, with each of Mr. Reiss and Ms. Schenk. Under the terms of the Loan Agreements, the Company agreed to loan $114,000 and $120,000 to Mr. Reiss and Ms. Schenk, respectively, at an interest rate of one percent per annum. The Loan Agreements provide that principal and interest are due on July 14, 2008. In addition, each of the Loan Agreements provide that all amounts payable under such agreement become payable on demand, at the discretion of the payee, if any of the following occur:

  the payor fails to pay principal and interest when due;

  the payor files a petition under the provisions of any state insolvency law or under the provisions of the Federal bankruptcy Act; or

  the issuance of any garnishment, attachment or execution with respect to the assets of the payor.

The Mr. Reiss and Ms. Schenk agreed to pay expenses and reasonable attorney's fees incurred by the Company in the event that it engages legal counsel to secure payment under the respective Loan Agreements.

2. Promissory Notes

The Company has issued:

  a Promissory Note, dated July 21, 2005, in the original principal amount of $50,000, to Mr. Reiss, at seven percent interest per annum;
  a Promissory Note, dated July 21, 2005, in the original principal amount of $100,000, to Ms. Schenk, at seven percent interest per annum; and
  a Promissory Note, dated November 14, 2005, in the original principal amount of $86,000, to Mr. Reiss, at seven percent interest per annum

(such notes, collectively, the "Promissory Notes"). The Promissory Notes provide for payment of principal plus interest on demand. In the event of a default by the Company, the Promissory Notes provides for a 10-day cure period and that the Company will pay expenses and reasonable attorney's fees incurred by the holder in the event that such holder engages legal counsel to secure payment under Promissory Note.

The liabilities represented by the Promissory Notes are unsecured obligations of the Company. The Company expects to repay the Promissory Notes in accordance with their terms.

OTHER TRANSACTIONS

1. Common Stock Repurchase

In 2004, the Company delivered to each of its shareholders of record (excluding street name record holders) a letter, dated January 2, 2004 (the "Buy Back Letter"), pursuant to which it offered to purchase 100% of the Common Stock held by each unaffiliated shareholder of the Company at $0.40 per share. The Buy Back Letter included the following description of the offer:

  an expiration date of June 30, 2004;

  the procedures to be used for surrendering stock certificates representing tendered shares; and

  a statement that no brokerage commissions would be incurred in connection with the redemption of shares.

In addition to the Buy Back Letter, each shareholder received a Stock Purchase Agreement which generally provided that the shareholder agreed to sell his/her shares to the Company for $0.40 and that the Company would issue payment to such shareholder upon receipt by the Company's transfer agent of the Stock Purchase Agreement and the stock certificates representing the Common Stock to be redeemed.

A total of fifty-four shareholders elected to redeem an aggregate of 43,826 shares in exchange for cash. The Company paid the redeeming shareholders a total of $17,540.40 at $0.40 per share.

Between September 13, 2005 and November 14, 2005, the SEC Division of Enforcement performed an informal investigation of the Company's buy back of Common Stock during 2004. The Company and its officers voluntarily cooperated with the SEC Division of Enforcement staff during such investigation. On November 14, 2005, the SEC Division of Enforcement advised the Company that it would not take enforcement action against the Company or any of its officers in connection with the matter investigated.

From July 2004 through April 2005, the Company bought back Common Stock for an aggregate of approximately $93,779. Prices per share paid by the Company ranged between $0.23 and $0.49. The following table sets forth the average purchase price per share paid in connection with such purchases:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004	$0.44	$0.40	$0.41	$0.34
2005	$0.26	$0.24	$0.00	$0.00

2. WestStar Bank Guaranty

       On June 10, 2004, each of our Controlling Shareholders executed a Commercial Guaranty in favor of WestStar Bank (collectively, the "Guaranties") in connection with the entry by the Company into a Change in Terms Agreement, dated June 10, 2004. The Change in Terms Agreement related to that certain Promissory Note, dated June 10, 2002, made by the Company in favor of WestStar Bank (the "WestStar Note"). The Change in Terms Agreement provided that the name of the borrower set forth on the WestStar Note be changed from the Company's former name, RMED International, Inc., to TenderCare International, Inc.

       Under the Guaranties, each of Mr. Reiss and Ms. Schenk guaranteed and promised to pay all of the Company's indebtedness to WestStar. The Guaranties provide that the guaranties are unlimited and continuing. For purposes of the Guaranties, "indebtedness" includes all of the Company's liabilities, obligations and debts owed to WestStar on the date of the Guaranties' execution or incurred thereafter.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from the Company's (i) audited consolidated financial statements as of and for the fiscal years ended December 31, 2004 and 2003, and (ii) unaudited interim financial statements as of and for the nine-month periods ended September 30, 2005 and 2004. This financial information is only a summary and should be read in conjunction with the financial statements of the Company and other financial information, including the notes thereto, contained in the Company's Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and 2003, and Form 10-QSB for the period ended September 30, 2005, as amended on Form 10-QSB/A, which information is incorporated by reference in this Proxy Statement. See "Other Matters - Incorporation by Reference" and "-Where You Can Find More Information."

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Years Ended	Nine Months Ended
December 31	September 30
(unaudited)
Income Statement	2004	2003	2005	2004

Revenues
Net Sales	$3,184,003	$3,666,757	$2,427,800	$2,364,580
Cost of Goods	2,190,422	2,659,778	1,724,153	1,726,146

Gross Margin	993,581	1,006,778	703,647	638,434

Operating Expenses	1,042,734	1,037,856	775,148	688,210

Operating Income (Loss)	(49,153)	(30,877)	(71,501)	(49,776)

Other Income (Expense)
Other Income	87,679	519,644	114,494	80,460
Interest Expense	17,146	(19,842)	(22,261)	(14,488)

Net Income	468,925	20,732	16,196

At
At	September 30
December 31	(unaudited)
Balance Sheet	2004	2003	2005

Assets
Current Assets	$443,907	$573,251	$876,712
Property & Equipment	334,351	300,500	38,852
Other Assets	178,425	76,803	1,476,678

Total Assets	956,683	950,554	284,817

Liability & Stockholders' Equity
Current Liabilities	645,376	625,303	1,160,878
Long-term Liabilities	288,510	230,000	281,417
Shareholders' Equity	22,797	95,251	34,383

Total Liab & Stockholders' Equity	956,683	950,554	1,476,678

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma consolidated income statement data and per share information of the Company for the fiscal years ended December 31, 2004 and 2003 and the unaudited pro forma consolidated balance sheet data of the Company for the nine month periods ended September 30, 2004 and September 30, 2005 give effect to the Reverse Split. The pro forma information set forth below is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the Reverse Split been consummated as of the such dates or of the financial position or results of operations that may be realized by the Company in the future.

Summarized Financial Information	December 31, 2004	December 31, 2003	September 30, 2005	September 30, 2004

Balance Sheet

Assets
Cash	$182,147	$269,275	$155,228	$157,442
Accounts receivable, net	121,170	241,648	352,324	228,650
Inventories	240,623	273,006	434,572	236,008
Other	56,788	13,638	15,471	23,566

Total current assets	600,728	797,567	957,595	645,666
Property and equipment, net	66,292	32,441	38,852	61,955
Other assets	178,425	76,803	293,055	71,307

Total Assets	$845,445	$906,811	$1,289,502	$778,928

Liabilities
Mortgage loan note payable - current	$ -	$ -	$-	$-
Related party note payable	100,000	-	264,000	-
Accounts payable	515,029	607,280	878,464	594,812
Accrued and other liabilities	23,324	18,023	9,534	8,163

Total current liabilities	638,353	625,303	1,151,998	602,975
Mortgage loan note payable - long-term	-	-	-	-

Total Liabilities	638,353	625,303	1,151,998	602,975

Stockholders' Equity (Deficit)	207,092	281,508	137,504	175,953

Total Liabilities and
Stockholders' Equity (Deficit)	$845,445	$906,811	$1,289,502	$778,928

Income Statement

Net sales	$3,184,003	$3,666,757	$2,427,800	$2,364,580
Cost of products sold	2,190,422	2,659,778	1,724,153	1,726,146

Gross margin	993,581	1,006,979	703,647	638,434
Operating expenses	738,734	733,856	547,148	460,210
Operating income (loss)	254,847	273,123	156,499	178,224

Other income	218,620	650,585	245,435	211,401
Interest expense	(3,500)	-	(9,555)	-

Net income	$469,967	$923,708	$392,379	$389,625

Shares	6,563,639	6,973,645	6,574,777	6,711,740

Income per common share
from continuing operations	$0.07	$0.13	$0.06	$0.06
Net income per common share	$0.07	$0.13	$0.06	$0.06

Earnings to fixed charges	118.37	-	38.17	1,226.79

Book value per share	$0.03	$0.04	$0.02	$0.03

Pro forma adjustments:
(a) Assumed 1,188,168 shares at $0.226 per share were repurchased.
(b) The pro forma statements have been adjusted for the estimated annual direct costs of complying with the SEC reporting obligations of $104,000 as discussed in the proxy.

(c) The pro forma statements have been adjusted to reflect the sale of the Colorado facility for $399,000 (i) the elimination of the related debt and interest expense, and (ii) a $200,000 annual reduction of overhead related to elimination of this location.

Note: Pro forma annual expense savings have been recognized in a pro rata basis for the nine months ended September 30.

OTHER MATTERS

Shareholder Proposals and Other Business

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company's 2006 Annual Meeting of Shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. The proposal must be submitted in writing and received by the Company's Secretary at our offices no later than 120 days prior to the Company's annual meeting, which the Company expects to hold on March 15, 2006. You should be aware, however, that if the Reverse Split is consummated and we terminate the registration of our Common Stock under the Exchange Act, we will neither be required to hold an annual meeting, nor be subject to the proxy delivery requirement or the shareholder proposal consideration and inclusion requirements of the Exchange Act. We may elect not to deliver a proxy statement to Continuing Shareholders, except as required under CCAA.

Available Information

Because the Reverse Split will constitute a "going private" transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Reverse Split. The Schedule 13E-3 contains additional information about us and the Reverse Split. Copies of the Schedule 13E-3, including the Financial Advisor's report, are available for inspection and copying at our executive offices during regular business hours by any of our shareholders, or representative of a shareholder who has been so designated in writing, or by request directed to Secretary, TenderCare International, Inc., 3925 North Hastings Way, Eau Claire, Wisconsin 54703, telephone number (715) 833-1750. The Schedule 13E-3 is also available on the SEC's website at http://www.sec.gov .

Incorporation By Reference

The SEC's rules allow us to incorporate by reference into this Proxy Statement certain information that we filed separately with the SEC. We have incorporated herein by reference the following documents, which have been filed by us with the SEC under the Exchange Act:

  our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed April 1, 2005, as amended on Form 10-KSB/A, filed July 12, 2005;

  our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, filed May 13, 2005 and August 15, 2005, respectively; and September 30, 2005, filed November 18, 2005, as amended on Form 10-QSB/A, filed on December 9, 2005; and

  our Current Report on Form 8-K, filed on June 6, 2005.

The information incorporated here by reference should be considered part of this Proxy Statement, except for any information superseded by information contained in this Proxy Statement.

Where You Can Find More Information

As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference regarding the contents of any document are not necessarily complete and each of these statements is qualified in its entirety by reference to that document filed as an exhibit with the SEC.

We are currently subject to the reporting requirements of the Exchange Act and, therefore, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

Other Matters at the Meeting

Our Board of Directors knows of no other matter to be brought before the 2006 Special Meeting. If other matters properly come before the Special Meeting, the persons named in the accompanying Proxy will vote in accordance with their best judgment the Proxies solicited and received by the Company.